FOR IMMEDIATE RELEASE

Reserve Bancorp, Inc.
Mt. Troy Bank
2000 Mt. Troy Road
Pittsburgh, Pennsylvania 15212

Contact:  Richard A. Sinewe, President
          Reserve Bancorp, Inc.
          Mt. Troy Bank
          (412) 322-6107

                              RESERVE BANCORP, INC.

               ANNOUNCES EARNINGS FOR QUARTER ENDED MARCH 31, 2003
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                        AND DECLARATION OF $0.10 DIVIDEND
                        ---------------------------------


     Pittsburgh, Pennsylvania - May 9, 2003 - Reserve Bancorp, Inc. (the "Company") (OTC Electronic Bulletin Board "RSVB"), the holding company of Mt. Troy Bank, announced today that for the quarter ended March 31, 2003, it recorded net income of $182,000, a 58.3% increase as compared to net income of $115,000 for the same period in 2002. For the six months ended March 31, 2003, the Company earned $374,000, as compared to $231,000 for the 2002 period. At March 31, 2003, total assets of the Company were $71.1 million and stockholders' equity was $12.7 million, or $16.80 per share.

     Richard A. Sinewe, President of the Company, attributed the increase in net income for the quarter ended March 31, 2003 as compared to 2002 primarily to an increase of $136,000, or 33.7% in net interest income. The increase in net interest income was due primarily to a higher average balance of investment and mortgage-backed securities, resulting mainly from the investment of proceeds received in the Company's stock offering in connection with the mutual-to-stock conversion of Mt. Troy Bank completed in April 2002.

     The Company also announced today that its Board of Directors has declared a semi-annual cash dividend of $0.10 per share to stockholders of record as of June 15, 2003 payable June 30, 2003. This represents a 100% increase from the prior semi-annual dividend of $0.05 per share paid to stockholders of record at December 15, 2002. Mr. Sinewe stated that it is the current intention of the Company's Board of Directors to continue to pay a semi-annual dividend. However, the payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings and capital requirements of the Company and the Bank.

     Mt. Troy Bank is a federally-chartered savings bank that on April 5, 2002 completed a conversion from the mutual to the stock form of ownership as part of the $7.575 million initial public offering of the Company's common stock. The Company's common stock is traded on the OTC Bulletin Board under the symbol "RSVB."

     The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company and its plans, objectives, expectations, estimates and intentions. The Company cautions that such statements are subject to a number of uncertainties and actual results could differ materially and therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.